Exhibit 99.1

For More Information, Contact:

James E. Fickenscher/CFO	William Q. Sargent Jr./ VP IR
Auxilium Pharmaceuticals, Inc.	Auxilium Pharmaceuticals, Inc.
(484) 321-5900	(484) 321-5900
jfickenscher@auxilium.com	wsargent@auxilium.com

XIAFLEX™ CORD I Study Published in New England Journal of Medicine

XIAFLEX Effective in Nonsurgically Treating MP and PIP Joints with Dupuytren’s

Contractures, Regardless of Severity

MALVERN, PA, (September 2, 2009) — Auxilium Pharmaceuticals, Inc. (NASDAQ: AUXL), a specialty biopharmaceutical company, today announced that The New England Journal of Medicine (NEJM) has published in its September 3rd edition, the Company’s pivotal CORD I Phase III clinical trial of XIAFLEX™ (collagenase clostridium histolyticum) a novel, first-in-class, biologic for the nonsurgical treatment of Dupuytren’s contracture. The CORD I study is the largest prospective clinical trial ever conducted in the field of Dupuytren’s contracture. Treatment with XIAFLEX significantly reduced the angle of contracture for patients with Dupuytren’s contracture in both their metacarpophalangeal (MP) and proximal interphalangeal (PIP) joints, with clinically meaningful responses in both less severe and more severe contractures. “The results for MP and PIP joints that were treated with XIAFLEX are compelling and compare favorably to surgery from both an efficacy and safety point of view,” said Larry Hurst, M.D., study investigator and Professor and Chair, Department of Orthopaedics at SUNY Stony Brook. “As noted in the publication, the investigators believe that most patients with Dupuytren’s contracture would be candidates for treatment with XIAFLEX and early intervention may be a prudent treatment approach. I believe that XIAFLEX, as a new non-surgical treatment, could potentially become the standard of care for Dupuytren’s contracture.”

Auxilium has previously announced top line results of the CORD I study, which indicate that 64.0% of all joints treated with XIAFLEX achieved the primary endpoint of 0° to 5° of full extension (normal or near normal straightening of the treated finger) at 30 days after the last injection compared to 6.8% of patients treated with placebo (P<0.001). Today’s publication includes stratified results of the study on a joint by joint basis and by severity of the diseased joint. Significant findings include:

•	76.7% of MP joints were corrected to 0° to 5° of full extension 30 days after the last injection of XIAFLEX vs. 7.2% of MP joints treated with placebo (P<0.001).

•	88.9% of XIAFLEX-treated MP joints with baseline contracture ≤50º met the primary endpoint of correction to 0° to 5° of full extension compared with 57.7% of MP joints with baseline contracture >50º.

•

Mean change in contracture from baseline to 30 days after last injection was 87.1% (from 48.0º to 7.2º) for XIAFLEX-treated MP joints and 7.2% (from 45.4º to 43.1º) for placebo-treated MP joints (P<0.001).

•	40.0% of PIP joints were corrected to 0° to 5° of full extension 30 days after the last injection of XIAFLEX vs. 5.9% of PIP joints treated with placebo (P<0.001).

•

80.9% of the XIAFLEX-treated PIP joints with baseline contracture ≤40º met the primary endpoint of correction to 0° to 5° of full extension compared with 22.4% of PIP joints with baseline contracture >40º.

•	Mean change in contracture from baseline to 30 days after last injection was 64.5% for XIAFLEX-treated PIP joints and 11.4% for placebo-treated PIP joints (P<0.001).

•

Mean change in arc of motion, a measurement of improvement in range of motion, was improved significantly for all joints, regardless of severity, treated with XIAFLEX compared to joints treated with placebo (P<0.001).

•	All twenty-six secondary endpoints were successfully met in comparison to placebo (P≤0.002).

“Dupuytren’s cords may become disabling at an early stage of contracture and can significantly impact many aspects of patient’s daily lives,” said Dr. Tony DelConte, Chief Medical Officer for Auxilium. “We believe these new data will be well-received by the physician and patient community who have expressed a need for an alternative treatment option to the current standards of observation and, eventually, surgery.”

The CORD I study was designed to assess the safety and efficacy of XIAFLEX therapy in Dupuytren’s contracture with MP or PIP joint contractures ≥20º at baseline. In the 3-month double-blind portion of the study, 308 patients with Dupuytren’s contractures (stratified 2:1, MP joint to PIP joint) were initially randomized to receive up to 3 once-monthly doses of XIAFLEX (0.58 mg) or placebo. There were 203 patients randomized to receive XIAFLEX and 103 patients randomized to receive placebo that had primary joints able to be evaluated.

The most commonly reported adverse events were edema peripheral, contusion, injection-site hemorrhage, injection-site pain, upper-extremity pain, tenderness, ecchymosis, injection-site swelling, pruritus, skin laceration, lymph-node enlargement and tenderness on palpation. Most treatment-related adverse events were mild or moderate in intensity and the median resolution time for all adverse events was 10 days, with limited or no medical intervention. Three treatment-related serious adverse events were reported: two tendon ruptures and one complex regional pain syndrome. No deaths, clinically meaningful hypersensitivity events, nerve injuries, arterial injuries or significant changes in flexion or grip strength were observed.

Auxilium has filed a Biologics License Application (BLA) with the U.S. Food and Drug Administration (FDA) for the use of XIAFLEX in the treatment of advanced Dupuytren’s disease. The FDA’s Division of Arthritis, Anesthesia and Rheumatoid Products has scheduled an Advisory Panel to review XIAFLEX on September 16, 2009 at the Holiday Inn in Gaithersberg, MD. If approved by the FDA, XIAFLEX is expected to be the first nonsurgical therapy indicated for Dupuytren’s contracture.

(table to follow)

CORD I Efficacy Endpoints (30 days after Last Injection)

	XIAFLEX arm		Placebo arm		P- value
All Primary Joints
Percentage of joints achieving a reduction in contracture to 0°-5°, % (n)	64.0 (130/203	% )	6.8 (7/103	% )	<0.001
Mean percent change in contracture from baseline, % (degrees)	-79.3 (50.2°/12.2°)%		-8.6 (49.1/45.7	% °)	<0.001
Percentage of contractures achieving ≥50% reduction from baseline, % (n)	84.7 (172/203	% )	11.7 (12/103	% )	<0.001
Mean change in arc of motion from baseline, degrees	36.7	°	4.0	°	<0.001

Primary MP Joints
Percentage of joints achieving a reduction in contracture to 0°-5°, % (n)	76.7 (102/133	% )	7.2 (5/69	% )	<0.001
Percentage of joints with baseline contractures ≤50° achieving 0°-5°, % (n)	88.9%		—		N/A	*
Percentage of joints with baseline contractures >50° achieving 0°-5°, % (n)	57.7%		—		N/A	*
Mean percent change in contracture from baseline, % (degrees)	-87.1 (48.0°/7.2°)%		-7.2 (45.4°/43.1°)%		<0.001
Percentage of contractures achieving ≥50% reduction from baseline, % (n)	94.0 (125/133	% )	11.6 (8/69	% )	<0.001
Mean change in arc of motion from baseline, degrees	40.6	°	3.7	°	<0.001

Primary PIP Joints
Percentage of joints achieving a reduction in contracture to 0°-5°, % (n)	40.0 (28/70	% )	5.9 (2/34	% )	<0.001
Percentage of joints with baseline contractures ≤40° achieving 0°-5°, % (n)	80.9%		—		N/A	*
Percentage of joints with baseline contractures >40° achieving 0°-5°, % (n)	22.4%		—		N/A	*
Mean percent change in contracture from baseline, % (degrees)	-64.5%		-11.4%		<0.001
Percentage of contractures achieving ≥50% reduction from baseline, % (n)	67.1 (47/70	% )	11.8 (4/34	% )	<0.001
Mean change in arc of motion from baseline, degrees	29.0	°	4.7	°	<0.001

*	Statistical significance was not pre-specified for these endpoints

About Dupuytren’s Contracture

Dupuytren’s contracture is a condition that affects the connective tissue that lies beneath the skin in the palm. The disease is progressive in nature. Typically, nodules develop in the palm as collagen deposits accumulate. As the disease progresses, the collagen deposits form a cord that stretches from the palm of the hand to the base of the finger. Once this cord develops, the patient’s fingers contract and the function of the hand is impaired. Currently, surgery is the only effective treatment. The incidence of Dupuytren’s contracture is highest in Caucasians, historically those of Northern European descent, with a global prevalence of three to six percent of the Caucasian population. (1) Most cases of Dupuytren’s contracture occur in patients older than 50 years. (2)

The most frequently affected parts of the hand associated with Dupuytren’s contracture are the joints called the Metacarpal Phalangeal Joint, or MP joint, which is the joint closest to the palm of the hand and the Proximal Intra-Phalangeal Joint, or the PIP joint, which is the middle joint in the finger. The little finger and ring finger are most frequently involved. There are currently no drugs approved by the U.S. Food and Drug Administration for Dupuytren’s contracture, which is treated primarily by an open surgical procedure.

(1)	American Academy of Orthopaedic Surgeons. http://orthoinfo.aaos.org/topic.cfm?topic=A00008

(2)	Badalamente, M. A., Hurst, L. C. et al., Collagen as a Clinical Target: Nonoperative Treatment of Dupuytren’s Disease, The Journal of Hand Surgery, (2002;27A:788-798)

About CORD I

The U.S. pivotal trial is a double-blind, randomized, placebo-controlled study of XIAFLEX with 308 patients enrolled in 16 sites throughout the U.S. The primary endpoint of the study is to determine if XIAFLEX can reduce the contracture angle in metacarpophalangeal (MP) or proximal interphalangeal (PIP) joints to ≤5 degrees of normal. In CORD I, MP and PIP patients were stratified in a 2:1 ratio.

All patients receiving XIAFLEX in the double-blind portion of the study will be monitored for a minimum of 12 months following initial dosing. After finishing the double-blind portion, XIAFLEX and placebo patients are also eligible to receive additional XIAFLEX injections for either unsuccessfully treated joints or additional untreated joints during an open-label, extended treatment period. This open-label phase was designed to provide further data for the long-term safety and efficacy of XIAFLEX injections in the treatment of Dupuytren’s contracture.

About Auxilium

Auxilium Pharmaceuticals, Inc. is a specialty biopharmaceutical company with a focus on developing and marketing to urologists, endocrinologists, orthopedists and select primary care physicians. Auxilium markets Testim® 1%, a topical testosterone gel, for the treatment of hypogonadism through its approximately 190-person sales and marketing team. Auxilium has five projects in clinical development. XIAFLEX™ (collagenase clostridium histolyticum), formerly referred to as AA4500, has completed phase III clinical trials for the treatment of Dupuytren’s contracture, and the biologics license application is under review at the FDA for the treatment of Dupuytren’s contracture. XIAFLEX is in phase IIb of development for the treatment of Peyronie’s disease and is in phase II of development for treatment of Frozen Shoulder syndrome (Adhesive Capsulitis). Auxilium’s transmucosal film product candidate for the treatment of overactive bladder (AA4010) and its fentanyl pain product using its transmucosal delivery system are in phase I of development. The Company is currently seeking a partner to further develop these transmucosal film product candidates. Auxilium has rights to additional pain products and products for hormone replacement and urologic disease using its transmucosal film delivery system. Auxilium also has options to all indications using XIAFLEX for non-topical formulations. For additional information, visit http://www.auxilium.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This release contains “forward-looking-statements” within the meaning of The Private Securities Litigation Reform Act of 1995, including statements regarding patients who may be candidates for treatment with XIAFLEX and at what stage of disease progression; the interpretation of clinical data; the timing of the FDA Advisory Committee to review XIAFLEX; the timing of FDA review of the BLA for XIAFLEX and the approval thereof; the number of patients with Dupuytren’s contracture; products in development for Peyronie’s disease, Frozen Shoulder syndrome, overactive bladder, pain, hormone replacement and urologic disease; and all other statements containing projections, statements of future performance or expectations, or statements of plans or objectives for future operations (including statements of assumption underlying or relating to any of the foregoing). You can identify these statements by the fact that they use words such as “believe,” “appears,” “may,” “could,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “expect,” and other words and terms of similar meaning in connection with any discussion of projections, future performance or expectations, plans or objectives for future operations (including statements of assumption underlying or relating to any of the foregoing). Actual results may differ materially from those reflected in these forward-looking statements due to various factors, including further evaluation of clinical data, results of clinical trials, decisions by regulatory authorities as to whether and when to approve drug applications, and general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industries and those discussed in Auxilium’s Annual Report on Form 10-K for the year ended December 31, 2008 and in Auxilium’s Quarterly Report on Form 10-Q for the period ended June 30, 2009 under the heading “Risk Factors”, which are on file with the Securities and Exchange Commission (the “SEC”) and may be accessed electronically by means of the SEC’s home page on the Internet at http://www.sec.gov or by means of Auxilium’s home page on the Internet at http://www.Auxilium.com under the heading “For Investors — SEC Filings.” There may be additional risks that Auxilium does not presently know or that Auxilium currently believes are immaterial which could also cause actual results to differ from those contained in the forward-looking statements. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. Therefore, you should not rely on any such factors or forward-looking statements.

In addition, forward-looking statements provide Auxilium’s expectations, plans or forecasts of future events and views as of the date of this release. Auxilium anticipates that subsequent events and developments will cause Auxilium’s assessments to change. However, while Auxilium may elect to update these forward-looking statements at some point in the future, Auxilium specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Auxilium’s assessments as of any date subsequent to the date of this release.

CONTACT:

James E. Fickenscher

Chief Financial Officer, Auxilium Pharmaceuticals, Inc.

+1-484-321-5900

jfickenscher@auxilium.com

or

William Q. Sargent Jr.

Vice-President, Investor Relations and Corporate Communications

+1-484-321-5900

wsargent@auxilium.com